Exhibit 10.3

THROUGHPUT AND TANKAGE AGREEMENT
(Tyler Terminal and Tankage)

This Throughput and Tankage Agreement (this “Agreement”) is dated as of July 26, 2013 by and between Delek Refining, Ltd., а Texas limited partnership (“Refining”), and Delek Marketing & Supply, LP, a Delaware limited partnership (“Logistics”). Each of Refining and Logistics are individually referred to herein as a “Party” and collectively as the “Parties.”
RECITALS:
WHEREAS, Logistics is the owner of each of the Terminal and the Tankage; and
WHEREAS, Refining desires to utilize the Terminal and the Tankage, and Logistics desires to provide throughput and storage services to Refining, all on the terms set forth in this Agreement.
NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties hereby agree as follows:
Section 1.Definitions.
Capitalized terms used throughout this Agreement and not otherwise defined herein shall have the meanings set forth below.
“Actual Throughput” means the aggregate volume of Materials that Refining throughputs at the Terminal.
“Affiliate” means, with respect to а specified Person, any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term “control” includes (i) with respect to any Person having voting securities or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (ii) ownership of 50% or more of the equity or equivalent interest in any Person and (iii) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, Delek US and its subsidiaries (other than the General Partner, the Partnership and its subsidiaries), including Refining, on the one hand, and the General Partner, the Partnership and its subsidiaries, including Logistics, on the other hand, shall not be considered Affiliates of each other.
“Ancillary Services” means the following services to be provided by Logistics to Refining: truck receipts (feedstocks, blendstocks and unfinished products), truck rack blending, tank sampling, tank-to-tank transfers, ethanol storage, ethanol blending, generic gasoline additization, lubricity/conductivity additization, product receipt, proprietary additive additization, red dye additization,

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transmix, coke, slurry and butane loading/unloading (truck) and seasonal flow improver additization or other similar services.
“Ancillary Services Fees” means, for any month during the Term of this Agreement, the fees set forth on Exhibit B to be paid by Refining pursuant to Section 2(c)(ii) during that month for Ancillary Services provided by Logistics.
“API” means the American Petroleum Institute.
“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision of condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question, including Environmental Law.
“Assumed OPEX” means $6,100,000.
“barrel” means 42 U.S. gallons, measured at 60° F.
“bpd” means barrels per day.
“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.
“Capital Amortization Period” has the meaning set forth in Section 2(l)(iv).
“Capital Expenditure Notice” has the meaning set forth in Section 2(l)(iii).
“Capital Improvement” means (a) any modification, improvement, expansion or increase in the capacity of the Terminal or the Tankage or any portion thereof, or (b) any connection, or new point of receipt or delivery for Materials.
“Claimant” shall have the meaning assigned to such term in Section 13(i).
“Confidential Information” means all information, documents, records and data that a Party furnishes or otherwise discloses to the other Party (including any such items furnished prior to the execution of this Agreement), together with all analyses, compilations, studies, memoranda, notes or other documents, records or data (in whatever form maintained, whether documentary, computer or other electronic storage or otherwise) prepared by the receiving Party which contain or otherwise reflect or are generated from such information, documents, records and data; provided, however, that the term “Confidential Information” does not include any information that (i) at the time of disclosure or thereafter is or becomes generally available to or known by the public (other than as a result of a disclosure by the receiving Party), (ii) is developed by the receiving Party

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without reliance on any Confidential Information or (iii) is or was available to the receiving Party on a nonconfidential basis from a source other than the disclosing Party that, insofar as is known to the receiving Party after reasonable inquiry, is not prohibited from transmitting the information to the recipient by a contractual, legal or fiduciary obligation to the disclosing Party.
“Contract Quarter” means a three-month period that commences on January 1, April 1, July 1 or October 1, and ends on March 31, June 30, September 30 or December 31, respectively, except that the initial Contract Quarter shall commence on the Effective Date and end on September 30, 2013 and the final Contract Quarter shall end on the last day of the Term.
“Contract Year” means a year that commences on July 1 and ends on the last day of June in the following year, except that the initial Contract Year shall commence on the Effective Date and the final Contract Year shall end on the last day of the Term.
“Control” (including with correlative meaning, the term “controlled by”) means, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Crude Oil” means the naturally occurring hydrocarbon mixtures but not including recovered or recycled oils or any cracked materials.
“Deficiency Notice” has the meaning set forth in Section 7(а).
“Deficiency Payment” has the meaning set forth in Section 7(a).
“Delek US” means Delek US Holdings, Inc., a Delaware corporation.
“Dispute” means any and all disputes, claims, controversies and other matters in question between Logistics, on the one hand, and Refining, on the other hand, under this Agreement.
“Effective Date” means July 26, 2013.
“Environmental Law” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereafter in effect, relating to pollution or protection of human health and the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other similar federal, state or local environmental conservation and protection laws, each as amended from time to time.
“Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.

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“Estimated Expansion Capital Expenditure” has the meaning set forth in Section 2(l)(iii).
“Expansion Capital Expenditure” has the meaning set forth in Section 2(l)(iii).
“First Offer Period” has the meaning set forth in Section 5.
“Force Majeure” means acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, storms, floods, washouts, arrests, the order of any court or Governmental Authority having jurisdiction while the same is in force and effect, civil disturbances, explosions, breakage, accident to machinery, storage tanks or lines of pipe, inability to obtain or unavoidable delay in obtaining material or equipment, inability to obtain Materials because of a failure of third-party pipelines, and any other causes whether of the kind herein enumerated or otherwise not reasonably within the control of the Party claiming suspension and which through the exercise of due diligence such Party is unable to prevent or overcome.
“Force Majeure Notice” has the meaning set forth in Section 3(a).
“Force Majeure Party” has the meaning set forth in Section 3(a).
“Force Majeure Period” has the meaning set forth in Section 3(a).
“General Partner” means the general partner of the Partnership.
“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
“Group A Minimum Storage Capacity” means an aggregate usable storage capacity of 1,345,000 barrels for storage of Materials other than Waste/Catalyst.
“Group A Storage Fee” has the meaning set forth in Section 2(d)(i).
“Group A Tankage” means the tankage adjacent to the Refinery listed on Exhibit A that is used for storage of Materials other than Waste/Catalyst.
“Group B Minimum Storage Capacity” means an aggregate usable storage capacity of 20,000 barrels for storage of Waste/Catalyst.
“Group B Storage Fee” has the meaning set forth in Section 2(d)(i).
“Group B Tankage” means the tankage adjacent to the Refinery listed on Exhibit A that is used for storage of Waste/Catalyst.

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“Inflation Index” means, at any adjustment date hereunder, the year-over-year change in the PPI.
“Initial Term” has the meaning set forth in Section 4(a).
“Intermediates” means any hydrocarbons that are unfinished products or that require further processing to be sold as, or blended into, finished products.
“Liabilities” means any losses, liabilities, charges, damages, deficiencies, assessments, interests, fines, penalties, costs and expenses (collectively, “Costs”) of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements), including any Costs directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement or judicial or administrative order and any Costs arising from compliance or non-compliance with Applicable Law.
“Logistics Indemnitees” has the meaning set forth in Section 11(b).
“Marketing Agreement” means the Marketing Agreement, dated as of November 7, 2012, between Refining and Logistics, as the same may be amended from time to time.
“Materials” means any Crude Oil, Intermediates, Products and other hydrocarbons and/or Waste/Catalyst stored under this Agreement.
“Minimum Storage Capacity” means the Group A Minimum Storage Capacity and the Group B Minimum Storage Capacity.
“Monthly Expansion Capital Amount” has the meaning set forth in Section 2(l)(iv).
“Minimum Throughput Capacity” means an aggregate amount of throughput capacity at the Terminal equal to 60,000 bpd multiplied by the number of calendar days in the Contract Quarter.
“Minimum Throughput Commitment” means an aggregate amount of Materials equal to 50,000 bpd multiplied by the number of calendar days in the Contract Quarter.
“Notice Period” has the meaning set forth in Section 9(b).
“Omnibus Agreement” means that certain amended and restated omnibus agreement dated as of July 26, 2013, among Delek US, on behalf of itself and the other Delek Entities (as defined therein), Refining, Lion Oil Company, the Partnership, Paline Pipeline Company, LLC, SALA Gathering Systems, LLC, Magnolia Pipeline Company, LLC, El Dorado Pipeline Company, LLC, Delek Crude Logistics, LLC, Delek Marketing-Big Sandy, LLC, Delek Marketing & Supply, LP, Delek Logistics Operating, LLC and the General Partner, as the same may be amended from time to time.
“Open Assets” has the meaning set forth in Section 2(q).
“Parties” or “Party” has the meaning set forth in the preamble to this Agreement.

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“Partnership” means Delek Logistics Partners, LP, a Delaware limited partnership.
“Partnership Change of Control” means Delek US ceases to Control the General Partner.
“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, Governmental Authority or political subdivision thereof or other entity.
“PPI” means the Producer Price Index—Commodities—Finished Goods, as reported by the U.S. Bureau of Labor Statistics.
“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate.
“Product” means any refined petroleum products stored and handled under this Agreement in support of Refining’s operations.
“Purchase Agreement” means the Asset Purchase Agreement (Tyler Terminal and Tankage) dated as of July 26, 2013 between Refining, as seller, and Logistics, as buyer.
“Receiving Party Personnel” has the meaning set forth in Section 13(j)(iv).
“Refinery” means Refining’s Crude Oil refinery in Tyler, Texas.
“Refining Indemnitees” has the meaning set forth in Section 11(a).
“Renewal Term” has the meaning set forth in Section 4(a).
“Respondent” shall have the meaning assigned to such term in Section 13(i).
“Restoration” has the meaning set forth in Section 8(b).
“Right of First Refusal” has the meaning set forth in Section 5.
“Shortfall Payment” has the meaning set forth in Section 2(e)(i).
“Special Damages” has the meaning set forth in Section 12.
“Storage Fees” means the Group A Storage Fee and the Group B Storage Fee.
“Suspension Notice” has the meaning set forth in Section 9(b).
“Tankage” means the Group A Tankage and the Group B Tankage.
“Term” has the meaning set forth in Section 4(a).
“Terminal” means the light products loading rack located adjacent to the Refinery, including the loading, office and shop facilities owned, operated, leased or used pursuant to a contractual right

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of use by Logistics or its Affiliates, which includes the additive tanks located at the terminal that store Materials and the piping, truck facilities and other facilities related thereto, together with existing and future modifications or additions.
“Termination Notice” has the meaning set forth in Section 3(b).
“Throughput Fee” has the meaning set forth in Section 2(c)(i).
“Transaction Agreements” means, collectively, this Agreement, the Purchase Agreement, the Omnibus Agreement, the Lease and Access Agreement (Tyler Terminal and Tankage) dated as of July 26, 2013 between Refining and Logistics and the Site Services Agreement (Tyler Terminal and Tankage Agreement) dated as of July 26, 2013 between Refining and Logistics.
“Waste/Catalyst” means any non-salable byproducts of the refining process.
Section 2.    Agreement to Use Services Relating to Terminal and Tankage.
The Parties intend to be strictly bound by the terms set forth in this Agreement, which sets forth fees to Logistics to be paid by Refining and requires Logistics to provide certain throughput and storage services to Refining.
(a)    Obligations of Logistics. During the Term and subject to the terms and conditions of this Agreement, Logistics agrees to: (i) own or lease and operate and maintain in accordance with Section 8(b) all assets necessary to handle the Materials from Refining; (ii) provide the services required under this Agreement; and (iii) perform all operations relating to the Terminal and the Tankage that it is required to perform under the Transaction Agreements.
(b)    Minimum Throughput Commitment at the Terminal. During each Contract Quarter during the Term and subject to the terms and conditions of this Agreement, Refining agrees that, commencing on the Effective Date, Refining shall throughput at least the Minimum Throughput Commitment at the Terminal, and Logistics shall make available to Refining dedicated capacity at the Terminal, at all times sufficient to allow Refining to throughput the Minimum Throughput Capacity at the Terminal. Allocation of capacity for Materials of different types at the Terminal shall be in accordance with practices as of the Effective Date, or as otherwise may be agreed between the Parties from time to time.
(c)    Throughput Fee at the Terminal.
(i)    The throughput fee initially applicable to throughput at the Terminal shall be $0.35 per barrel (the “Throughput Fee”). Subject to Sections 2(e) and Section 2(k), Refining shall pay Logistics an amount equal to the Throughput Fee multiplied by the Actual Throughput at the Terminal.
(ii)    Logistics shall provide the Ancillary Services to Refining at the Terminal. Refining shall pay the per-barrel Ancillary Services Fees listed on Exhibit B for such services. If any additional ancillary services are requested by Refining that are different in kind, scope or frequency from the Ancillary Services that have been historically provided, then the

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Parties shall negotiate in good faith to determine whether such ancillary services may be provided and the appropriate rates to be charged for such ancillary services. All fuel additives, dyes, de-icers and other additions requested to be added to the Materials will be provided by Refining at no cost to Logistics.
(iii)    The Throughput Fee shall be adjusted on July 1 of each Contract Year commencing on July 1, 2014, by an amount equal to the increase or decrease, if any, in the Inflation Index; provided, however, that the Throughput Fee shall not be decreased below the initial Throughput Fee provided in this Section 2(c). If the PPI is no longer published, Logistics and Refining shall negotiate in good faith to agree on a new index that gives comparable protection against inflation and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases or decreases in the Throughput Fee. If Refining and Logistics are unable to agree, a new index will be determined by arbitration in accordance with Section 13(i) and the same method of adjustment for increases in the new index shall be used to calculate increases in the Throughput Fee.
(iv)    During the Term of this Agreement, if new laws or regulations are enacted that require Logistics to make substantial and unanticipated capital expenditures with respect to the Terminal, the Parties will renegotiate the Throughput Fee in good faith in order to compensate Logistics on account of such incremental capital costs. The Parties shall use their commercially reasonable efforts to mitigate the impact of, and comply with, such new laws or regulations. If Refining and Logistics are unable to agree upon a renegotiated Throughput Fee, the renegotiated Throughput Fee will be determined by arbitration in accordance with Section 13(i).
(d)    Storage Fees for the Tankage.
(i)    Refining shall pay Logistics a fee of $831,667 per month (the “Group A Storage Fee”) for dedicated storage capacity in the Group A Tankage. Refining shall pay Logistics a fee of $10,000 per month (the “Group B Storage Fee”) for dedicated storage capacity in the Group B Tankage.
(ii)    Notwithstanding the foregoing, in the event that the Effective Date is any date other than the first day of а calendar month, then the Storage Fees for the initial contract month shall be prorated based upon the number of days remaining in such month.
(iii)    The Materials storage capacity provided to Refining in the Tankage may be temporarily reduced by Logistics (without any adjustment to the Storage Fees) as a result of repairs and/or maintenance on storage tanks that reduce the storage capacity available in Tankage, so long as the reduced storage capacity will not result in the inability of Logistics to provide the Group A Minimum Storage Capacity or the Group B Minimum Storage Capacity.
(iv)    The amount of the Storage Fees shall be adjusted on July 1 of each Contract Year commencing on July 1, 2014, by an amount equal to the increase or decrease, if any, in the Inflation Index, provided, however, that the Storage Fees shall not be decreased below

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the initial Storage Fees provided in this Section 2(d). If the PPI is no longer published, Refining and Logistics shall negotiate in good faith to agree an a new index that gives comparable protection against inflation and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases or decreases in the Storage Fees. If Refining and Logistics are unable to agree upon а new index, the new index will be determined by arbitration in accordance with Section 13(i).
(v)    During the Term of this Agreement, if new laws or regulations are enacted that require Logistics to make substantial and unanticipated capital expenditures with respect to the Tankage, the Parties will renegotiate the Storage Fees in good faith in order to compensate Logistics on account of such incremental capital costs. The Parties shall use their commercially reasonable efforts to mitigate the impact of, and comply with, such new laws or regulations. If Refining and Logistics are unable to agree upon renegotiated Storage Fees, the renegotiated Storage Fees will be determined by arbitration in accordance with Section 13(i).
(vi)    Allocation of storage capacity for separate Materials in the Tankage shall be in accordance with current practices, or as otherwise may be agreed between the Parties from time to time.
(e)    Shortfalls.
(i)    If, for any Contract Quarter, Actual Throughput is less than the Minimum Throughput Commitment, then Refining shall pay Logistics an amount (a “Shortfall Payment”) equal to the difference between (i) the Minimum Throughput Commitment multiplied by the Throughput Fee and (ii) the aggregate Throughput Fees for such Contract Quarter payable under Section 2(c)(i).
(ii)    The Parties acknowledge and agree that there shall be no carry-over of deficiency volumes with respect to the Minimum Throughput Commitment and the payment by Refining of the Shortfall Payment shall relieve Refining of any obligation to meet such Minimum Throughput Commitment for the relevant Contract Quarter. The Parties further acknowledge and agree that there shall not be any carry-over of volumes in excess of the Minimum Throughput Commitment to any subsequent Contract Quarter.
(f)    Operating and Capital Expenses.
(i)    Except as provided in the Omnibus Agreement and Section 2(f)(ii), during the Term and subject to the terms and conditions of this Agreement, including Section 2(l), Logistics will bear 100% of all operating and capital expenses incurred in its operation of the Terminal and the Tankage. For avoidance of doubt, such operating expenses shall include all tank inspections (including inspections in compliance with API Standard 653 for Aboveground Storage Tanks) conducted after the Effective Date on the tanks included within the Tankage, including any repairs or tests or consequential remediation that may be required to be made to such Tankage as a result of any discovery made during such inspections.

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(ii)    At the end of the first four complete Contract Quarters following the Effective Date, Logistics shall calculate the aggregate operating expenses incurred in the operation of the Terminal and the Tankage during that twelve-month period (provided that such calculation shall not include extraordinary and non-recurring items of expense that are not reasonably expected to recur in future periods during the Term). In the event that such aggregate operating expenses exceed the Assumed OPEX, (A) Refining shall make a one-time positive adjustment to the fees hereunder to Logistics in an amount equal to the excess, if any, of such operating expenses over the Assumed OPEX (without duplication of any other expenses reimbursement hereunder) and (B) the Parties shall increase the Throughput Fee and/or the Storage Fee by an amount necessary to increase the aggregate fees payable hereunder by an amount equal to the excess, if any, of such aggregate operating expenses over the Assumed OPEX for the remainder of the Term. In the event that such aggregate operating expenses are less than the Assumed OPEX, (A) Logistics shall make a one-time negative adjustment to the fees hereunder to Refining in an amount equal to the excess, if any, the Assumed OPEX over such operating expenses and (B) the Parties shall decrease the Throughput Fee and/or the Storage Fee by an amount necessary to decrease the aggregate fees payable hereunder by an amount equal to the difference between the Assumed OPEX and such actual operating expenses for the remainder of the Term.
(g)    Custody Transfer and Title.
(i)    Pipeline. For Materials received into the Tankage by a pipeline, custody of the Materials shall pass to Logistics at the point in the applicable tank’s receiving line where such Materials enter the perimeter of the land leased or owned by Logistics surrounding that tank. For Materials delivered by the Tankage into a pipeline, custody of the Materials shall pass to Refining at the point in the applicable tank’s delivery line where such Materials leave the perimeter of the land leased or owned by Logistics surrounding that tank. For Materials received into the Terminal by a pipeline, custody of the Materials shall pass to Logistics at the point in such pipeline where such Materials enter the perimeter of land leased or owned by Logistics surrounding the Terminal.
(ii)    Truck. For receipts and deliveries to or from trucks, custody shall pass at the flange where the hoses at Logistics’ facility interconnect with the truck.
(iii)    General. Title to all Refining’s Materials received in Logistics’ facilities shall remain with Refining at all times. Both Parties acknowledge that this Agreement represents a bailment of Materials by Refining to Logistics and not a consignment of Materials, it being understood that Logistics has no authority hereunder to sell or seek purchasers for the Materials of Refining, except as provided in Section 2(h)(iii) or in the Marketing Agreement. Refining hereby warrants that it shall, at all times, have good title to and the right to deliver, throughput, store and receive Materials pursuant to the terms of this Agreement. Logistics shall be responsible for any loss or damage to the Materials that occurs while such Materials are in its custody and shall have no responsibility for any loss or damage to the Materials that occurs while such Materials are not in its custody.
(h)    Product Quality; Contamination.

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(i)    Refining shall not deliver to the Terminal or the Tankage any Materials which: (A) would in any way be injurious to the Terminal or the Tankage; (B) may not be lawfully stored at such facilities; or (C) would render the Terminal or the Tankage unfit for the proper storage or handling of similar Materials. Any and all Products that leave the Terminal shall meet all relevant ASTM, EPA, federal and state specifications.
(ii)    Logistics shall use commercially reasonable efforts to avoid contamination of Refining’s Materials in Logistics’ custody with any dissimilar Materials and shall be liable to Refining for any change in the quality of such Materials throughput at the Terminal or stored in the Tankage, in each case caused by Logistics or its Affiliates or any third-party use of the Terminal or the Tankage, as applicable. If Refining has delivered to the Terminal or the Tankage Materials that have been contaminated by the existence of and/or excess amounts of substances foreign to Materials which could cause harm to users of the contaminated Materials, the Terminal, the Tankage or Logistics, Refining shall be responsible for removing Refining’s contaminated Materials from the Terminal or the Tankage. Any liability. loss, damage or expense associated with the contamination of Refining’s Materials, including in connection with any regulatory or judicial proceeding arising out of or relating to such contamination, arising out of or in connection with a breach of this Section 2(h) by Logistics and/or its Affiliates shall be the sole responsibility of Logistics; provided, however, that any liability or expense caused by Refining or its Affiliates shall be borne by Refining.
(i)    Measurement. All quantities of Materials received or delivered by or into truck or rail shall be measured and determined based upon the meter readings at the Tankage or the Terminal, as applicable, as reflected by delivery tickets or bills of lading, or if such meters are unavailable, by applicable calibration tables. All quantities of Materials received and delivered by pipeline shall be measured and determined based upon the meter readings of the pipeline operator, as reflected by delivery tickets, or if such meters are unavailable, by applicable calibration tables. Deliveries by book transfer shall be reflected by entries in the books of Logistics. All quantities shall be adjusted to net gallons at 60° F in accordance with ASTM D-1250 Petroleum Measurement Tables, or latest revisions thereof. A barrel shall consist of 42 U.S. gallons and a gallon shall contain 231 cubic inches. Meters and temperature probes shall be calibrated according to applicable API standards. At least quarterly, Refining shall have the right, in accordance with rack location procedure, to verify, or cause to be verified, said calibration, with any third-party costs and expenses to be borne by Refining. Storage tank gauging shall be performed by Logistics’ personnel daily. Logistics’ gauging shall be deemed accurate unless challenged by an independent certified gauger. Refining may perform, or cause to be performed, joint gauging with Logistics’ personnel (or, at Refining’s sole expense, with third-party personnel) at the time of delivery or receipt of Product, to verify the amount involved. If Refining should request an independent gauger, such gauger must be reasonably acceptable to Logistics, and the costs of such independent gauger shall be at Refining’s sole expense.
(j)    Taxes. Refining will pay all taxes, import duties, license fees and other charges by any Governmental Authority levied on or with respect to the Materials delivered by Refining at the Tankage, including, but not limited to, any state gross receipts and compensating (use) taxes; provided, however, that Refining shall not be liable hereunder for taxes (including ad valorem taxes)

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assessed against Logistics based on Logistics’ income or ownership of the Terminal and the Tankage. Should any Party be required to pay or collect any taxes, duties, charges and or assessments pursuant to any federal, state, county or municipal law or authority now in effect or hereafter to become effective which are payable by the other Party pursuant to this Section 2(j), the proper Party shall promptly reimburse the other Party therefor.
(k)    Invoicing and Timing of Payments. Logistics shall invoice Refining monthly (or, in the case of Shortfall Payments, quarterly). Refining will make payments to Logistics on a monthly (or, in the case of Shortfall Payments, quarterly) basis during the Term with respect to services rendered by Logistics under this Agreement in the prior month (or, in the case of Shortfall Payments, Contract Quarter) upon the later of (i) 10 days after its receipt of such invoice and (ii) 30 days following the end of the calendar month (or, in the case of Shortfall Payments, Contract Quarter) during which the invoiced services were performed. Any past due payments owed by Refining to Logistics shall accrue interest, payable on demand, at the Prime Rate from the due date of the payment through the actual date of payment. Payment of any Throughput Fees, Storage Fees or Shortfall Payments pursuant to this Section 2 shall be made by wire transfer of immediately available funds to an account designated in writing by Logistics. If any such fee shall be due and payable on a day that is not a Business Day, such payment shall be due and payable on the next succeeding Business Day.
(l)    Capital Improvements. During the term of this Agreement, Refining shall be entitled to designate Capital Improvements to be made to the Terminal and the Tankage. The following provisions shall set forth the procedures pursuant to which Capital Improvements designated by Refining may be constructed:
(i)    For any Capital Improvement designated by Refining, Refining shall submit a written proposal, including all specifications then available to it, for the proposed Capital Improvement to the Terminal and/or the Tankage, as the case may be.
(ii)    Logistics will review such proposal to determine, in its sole discretion, whether it will consent to proceed with the proposed Capital Improvement.
(iii)    Should Logistics determine to proceed and construct or cause to be constructed the approved Capital Improvement, Logistics will obtain bids from two or more general contractors reasonably acceptable to Refining for the construction of the Capital Improvement. Based upon the bids, Logistics will notify Refining of Logistics’ estimate of the total cost necessary to construct such Capital Improvement (the “Capital Expenditure Notice”) (which amount shall include the costs of capital and any other costs necessary to place such Capital Improvement in service) (“Estimated Expansion Capital Expenditure”). Within 30 days of the Capital Expenditure Notice, Refining will notify Logistics whether or not Refining agrees to such Estimated Expansion Capital Expenditure. In the event Refining does not agree with such Estimated Expansion Capital Expenditure, the Parties shall work together in good faith to reach agreement on the Estimated Expansion Capital Expenditure (the agreed amount is referred to as the “Expansion Capital Expenditure”); provided that, in the event the Parties do not reach such agreement within

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60 days of the Capital Expenditure Notice, Refining shall be entitled to proceed with the construction of the Capital Improvement in accordance with Section 2(l)(v) below.
(iv)    Prior to beginning any construction on the Capital Improvement, (1) Logistics shall have received all necessary regulatory approvals, (2) Logistics and Refining shall have agreed on (A) an additional monthly payment amount to be paid by Refining to Logistics (the “Monthly Expansion Capital Amount”) which amount (x) shall be payable over a mutually agreed upon term not to exceed the then remaining balance of the Initial Term (or the then current Renewal Term) plus any Renewal Term to which Refining is then committed or shall then commit (the “Capital Amortization Period”), and (y) shall be sufficient to provide Logistics the equivalent of a rate of return equal to the Prime Rate plus an additional rate of return to be agreed to by the Parties over the Capital Amortization Period on the Expansion Capital Expenditure after taking into account the increased cash flows to Logistics reasonably anticipated to be received by Logistics from Refining (or from a third party pursuant to a direct contractual commitment to Logistics) in connection with such Capital Improvement, or (B) another adjustment to the Throughput Fee or the Storage Fees, as applicable, as the Parties may agree and (3) the Parties shall have agreed on any adjustment to the Minimum Throughput Commitment, the Minimum Throughput Capacity or the Minimum Storage Capacity, as the case may be. The Monthly Expansion Capital Amount, if applicable, shall be billed and paid monthly following the commencement of operations of the Capital Improvement and Refining’s obligation to pay the Monthly Expansion Capital Amount shall survive the termination of this Agreement (other than a termination in connection with a breach of this Agreement by Logistics or a Force Majeure event affecting the ability of Logistics to provide services under this Agreement). In connection with the construction of any Capital Improvement pursuant to this Section 2(l)(iv), Refining shall be entitled to participate in all stages of planning, scheduling, implementing, and oversight of the construction. Refining shall also be entitled to audit all expenditures incurred in connection with the Capital Improvement in accordance with Section 13(k). The Parties agree that any Capital Improvement constructed by Logistics pursuant to this Section 2(l)(iv) shall be treated as the separate property of Logistics.
(v)    If for any reason the Capital Improvement shall not be constructed pursuant to Section 2(l)(iv) above, and such Capital Improvement is in accordance with applicable required engineering and regulatory standards, and the Parties agree that the Capital Improvement would not reasonably be expected to have a material adverse impact on the operations or efficiency of the Terminal or the Tankage, taken as a whole, or result in any material additional unreimbursed costs to Logistics, then Refining may proceed with the construction and financing of the Capital Improvement and, upon completion of construction, Refining shall be the owner and operator of such Capital Improvement. The Parties agree that any Capital Improvement constructed by Refining pursuant to this Section 2(l)(v) shall be treated as the separate property of Refining. Logistics shall reasonably cooperate with Refining in ensuring that the Capital Improvement shall operate as intended, including by operating and maintaining all necessary connections to the Terminal and the Tankage, subject to Refining’s reimbursing Logistics on a monthly basis for any incremental expenses arising from operating or maintaining such connections as determined by Logistics

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in good faith. Refining shall defend, indemnify and hold harmless the Logistics Indemnitees from and against any Liabilities resulting from the construction, ownership and operation by Refining of any Capital Improvement constructed by Refining pursuant to this Section 2(l)(v).
(vi)    Upon completion of the construction of such Capital Improvement, Logistics or Refining, as applicable, will own such Capital Improvement, and will operate and maintain such Capital Improvement in accordance with Applicable Law and recognized industry standards.
(m)    Notification of Utilization. Upon request by Logistics, Refining will provide to Logistics written notification of Refining’s reasonable good faith estimate of its anticipated future utilization of the Terminal and the Tankage.
(n)    Scheduling and Accepting Deliveries.
(i)    Logistics will schedule movements and accept deliveries of Materials in a manner that permits Refining to utilize each of the Terminal and the Tankage in substantially the same manner as it did prior to the Effective Date.
(ii)    All deliveries, receipts and withdrawals hereunder shall be made in accordance with the scheduling procedures and processes mutually agreed upon by the Parties. Refining warrants that it shall only send to the Terminal and/or the Tankage those employees, agents and other representatives acting on behalf of and at Refining’s direction who have been properly instructed as to the characteristics and safe hauling methods associated with the Materials to be loaded and hauled. Refining agrees to be responsible to Logistics for the performance under this Agreement by its agents and/or representatives receiving Materials at the Terminal and the Tankage.
(iii)    Both Parties shall abide by all Applicable Laws and ordinances and all rules and regulations which are promulgated by the Parties or posted at the Terminal and/or the Tankage, with respect to the use of such facilities as herein provided. It is understood and agreed by Refining that these rules and regulations may be changed, amended or modified by Logistics at any time. All changes, amendments and modifications shall become binding upon Refining 10 days following receipt by Refining of a copy thereof.
(iv)    For all purposes hereunder, any jobbers, distributors, carriers, haulers and other customers designated in writing or otherwise by Refining to have loading privileges under this Agreement or having possession of any loading device furnished to Refining pursuant to this Agreement, together with their respective officers, servants and employees, shall, when they access the Terminal and/or the Tankage, be deemed to be representatives of Refining and subject to the applicable terms of this Agreement, and any such person shall enter into an appropriate access agreement with Logistics with respect to such access.
(o)    Business Interruption Insurance. Refining or its Affiliates shall maintain commercially reasonable business interruption insurance for the benefit of the Refinery.

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(p)    Insurance (Other than Business Interruption Insurance). During the Term of this Agreement, each of Logistics and Refining shall at all times carry and maintain, or cause to be carried and maintained, with reputable insurance companies reasonably acceptable to the other Party, with commercially reasonable insurance coverages and limits.
(q)    Marketing of Throughput and Storage Services to Third Parties. During the Term, Logistics may provide throughput services to third parties at the Terminal and storage services to third parties in the Tankage, provided that, (i) the provision of such throughput and storage services to third parties is not reasonably likely to negatively impact Refining’s ability to use either the Terminal or the Tankage in accordance with the terms of this Agreement in any material respect, (ii) prior to any third party use of either of the Terminal or the Tankage or the entry into any agreement with respect thereto, Logistics shall have received prior written consent from Refining with respect to such third party usage or the entry into such agreement, as applicable, not to be unreasonably withheld, conditioned or delayed and (iii) to the extent such third-party usage reduces the ability of Logistics to provide the Minimum Throughput Capacity or the applicable Minimum Storage Capacity, the Minimum Throughput Commitment or the Storage Fees, as applicable, shall be proportionately reduced to the extent of the difference between the Minimum Throughput Capacity or the applicable Minimum Storage Capacity and the amount that can be throughput at the Terminal or stored in the Tankage (prorated for the portion of the Contract Quarter during which the Minimum Throughput Capacity or the applicable Minimum Storage Capacity was unavailable). Notwithstanding the foregoing, to the extent Refining is not using any portion of the Terminal or the Tankage (the “Open Assets”) during a Force Majeure event set forth in Section 3 or the Notice Period set forth in Section 9, Logistics may provide throughput and/or storage services to third parties on the Open Assets pursuant to one or more third-party agreements without the consent of Refining, and the Minimum Throughput Commitment and the applicable Storage Fee will be reduced to the extent of such third-party usage as set forth above; provided that such third-party agreements and related services shall terminate following the end of the Force Majeure Period or the restoration of Refinery operations, as applicable.
(r)    Removal of Tank for Service or Inspection. The Parties agree that if they mutually determine to remove a tank included in the Tankage from service or if a tank included in the Tankage is removed from service for inspection in compliance with API Standard 653 for Aboveground Storage Tanks, then Logistics will not be required to utilize, operate or maintain such tank or provide the services required under this Agreement with respect to such tank; provided, however, that any such removal will not reduce the Storage Fees except to the extent that Logistics is unable to provide to Refining the applicable Minimum Storage Capacity.
(s)    Accounting Provisions and Documentation. Logistics shall furnish Refining with the following reports covering services hereunder involving Refining’s Materials:
(i)    Within 10 Business Days following the end of the month, a statement showing, by Product: (A) Refining’s monthly aggregate deliveries into the Terminal and the Tankage; (B) Refining’s monthly receipts from the Terminal and the Tankage; (C) calculation of all Refining’s monthly terminalling services fees; (D) Refining’s opening inventory for the preceding month; and (E) Refining’s closing inventory for the preceding month.

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(ii)    A copy of any meter calibration report, to be available for inspection upon reasonable request by Refining following any calibration.
(iii)    Upon delivery from the Terminal and the Tankage, a bill of lading to the carrier for each truck delivery. As reasonably requested by Refining, bill of lading information shall be provided to Refining’s accounting group. Upon each truck delivery from the Terminal and the Tankage, bill of lading information shall be sent electronically through a mutually agreeable system.
(iv)    Transfer documents for each in-tank transfer.
(v)    Logistics shall be required to maintain the capabilities to support truck load authorization technologies at the Terminal and the Tankage. However, costs incurred by Logistics for replacement of loading systems or software or other upgrades made at the request of Refining shall be recoverable from Refining either as a lump sum payment or through an increase in Throughput Fees.
Section 3.    Force Majeure.
(a)    In the event that either Party is rendered unable, wholly or in part, by a Force Majeure event to perform its obligations under this Agreement, then upon the delivery by such Party (the “Force Majeure Party”) of written notice (a “Force Majeure Notice”) and full particulars of the Force Majeure event as promptly as practicable after the occurrence of the Force Majeure event relied on, the obligations of the Parties, to the extent they are affected by the Force Majeure event, shall be suspended for the duration of any inability so caused; provided that: (i) prior to the third anniversary of the Effective Date, Refining shall be required to continue to make payments (1) for the Throughput Fees for volumes actually throughput under this Agreement, (2) for the Storage Fees, and (3) for any Shortfall Payments unless, in the case of (2) and (3), the Force Majeure event adversely affects Logistics’ ability to perform the services it is required to perform under this Agreement, in which case, as applicable, the Storage Fees shall only be paid (x) if the effect of such Force Majeure event on Logistics does not result in the inability of the Refinery to operate and (y) to the extent Refining utilizes the applicable Tankage for the storage of its Materials during the applicable month, and instead of Shortfall Payments, Throughput Fees shall only be paid as provided under (i)(1) above; and (ii) from and after the third anniversary of the Effective Date, Refining shall be required to continue to make payments (1) for the Throughput Fees for volumes actually delivered under this Agreement and (2) for the Storage Fee to the extent Refining utilizes the applicable Tankage for the storage of its Materials during the applicable month. The Force Majeure Party shall identify in such Force Majeure Notice the approximate length of time that it believes in good faith such Force Majeure event shall continue (the “Force Majeure Period”). Refining shall be required to pay any amounts accrued and due under this Agreement at the time of the Force Majeure event. The cause of the Force Majeure event shall so far as possible be remedied with all reasonable dispatch, except that neither Party shall be compelled to resolve any strikes, lockouts or other industrial disputes other than as it shall determine to be in its best interests. Prior to the third anniversary of the Effective Date, any suspension of the obligations of the Parties under this Section 3(a) as a result of a Force Majeure event that adversely affects Logistics’ ability to perform the services it is required to perform under this Agreement shall extend the Term for the same period

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of time as such Force Majeure event continues (up to a maximum of one year) unless this Agreement is terminated under Section 3(b).
(b)    If the Force Majeure Party advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than 12 consecutive months beyond the third anniversary of the Effective Date, then at any time after the delivery of such Force Majeure Notice, either Party may deliver to the other Party a notice of termination (a “Termination Notice”), which Termination Notice shall become effective not earlier than 12 months after the later to occur of (i) the delivery of the Termination Notice and (ii) the third anniversary of the Effective Date; provided, however, that such Termination Notice shall be deemed cancelled and of no effect if the Force Majeure Period ends before the Termination Notice becomes effective. Upon the cancellation of any Termination Notice, the Parties’ respective obligations hereunder shall resume as soon as reasonably practicable thereafter, and the Term shall be extended by the same period of time as is required for the Parties to resume such obligations. After the third anniversary of the Effective Date and following delivery of a Termination Notice, Logistics may terminate this Agreement, to the extent affected by the Force Majeure event, upon 60 days prior written notice to Refining in order to enter into an agreement to provide any third party the services provided to Refining under this Agreement; provided, however, that Logistics shall not have the right to terminate this Agreement for so long as Refining continues to make Shortfall Payments.
Section 4.    Effectiveness and Term.
(a)    This Agreement shall have an initial term of eight years, commencing on the Effective Date (the “Initial Term”). Thereafter, Refining shall have a unilateral option to extend this Agreement for two additional four year periods on the same terms and conditions set forth herein (each, a “Renewal Term”). The Initial Term and any Renewal Terms are sometimes referred to collectively herein as the “Term.” In order to exercise its option to extend this Agreement for a Renewal Term, Refining shall notify Logistics in writing not less than 12 months prior to the expiration of the Initial Term or any Renewal Term, as applicable.
(b)    This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time upon written notice by either Party in the event the other Party commits a material breach of or materially defaults under the terms of this Agreement, and such breach or default is not cured (or a plan to cure such breach or default reasonably satisfactory to the non-breaching or non-defaulting Party has been adopted and is being diligently pursued by the breaching or defaulting Party) within 15 calendar days after receipt by the breaching Party of written notice from the non-breaching Party of such breach or default.
(c)    Upon expiration or termination of this Agreement, Logistics shall be responsible for removing any remaining Materials of Refining from the Tankage and the Terminal. Logistics shall have the right to sell such Materials at market rates and return any proceeds to Refining, less delivery costs in effect at the time of such sale.
(d)    Refining shall, upon expiration or termination of this Agreement, promptly remove any and all of its owned equipment, if any, and restore the Tankage and the Terminal to their condition prior to the installation of such equipment.

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Section 5.    Right to Enter into a New Agreement.
In the event that Refining fails to exercise its option to extend this Agreement for any Renewal Term, Logistics shall have the right to negotiate to enter into one or more new throughput and tankage agreements with respect to the Terminal and/or the Tankage with one or more third parties to begin after the date of termination. In such circumstances, Logistics shall give Refining 45 days’ prior written notice of any proposed new throughput and tankage agreement with a third party, including (i) the material terms and conditions thereof (including fee schedules, tariffs and duration) and (ii) a 45-day period (beginning on Refining’s receipt of such written notice) (the “First Offer Period”) in which Refining may enter into a new throughput and tankage agreement with Logistics (the “Right of First Refusal”). If Refining makes an offer on commercial terms that are no less favorable, taken as a whole, than the proposed third-party offer with respect to such throughput and tankage agreement during the First Offer Period, then Logistics shall be obligated to enter into a throughput and tankage agreement with Refining on the terms set forth in its proposed offer. If Refining does not exercise its Right of First Refusal in the matter set forth above, Logistics may proceed with the negotiation of and entry into the third-party agreement.
Section 6.    Notices.
All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (a) if by transmission by facsimile or hand delivery, when delivered; (b) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided that said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) if mailed by an internationally recognized overnight express mail service such as FedEx, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith is prepaid; or (d) if by e-mail, one Business day after delivery with receipt is confirmed. All notices will be addressed to the Parties at the respective addresses as follows:
if to Refining:
Delek Refining, Ltd.
c/о Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, TN 37027
Attn: General Counsel
Telecopy No: (615) 435-1271

with a copy, which shall not constitute notice, to:

Delek Refining, Ltd.
c/о Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, TN 37027
Attn: President
Telecopy No: (615) 435-1271

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if to Logistics:
Delek Marketing & Supply, LP
c/o Delek Logistics GP, LLC
7102 Commerce Way
Brentwood, TN 37027
Attn: General Counsel
Telecopy No: (615) 435-1271

with a copy, which shall not constitute notice, to:

Delek Marketing & Supply, LLC
c/o Delek Logistics GP, LLC
7102 Commerce Way
Brentwood, TN 37027
Attn: President
Telecopy No: (615) 435-1271

or to such other address or to such other person as either Party will have last designated by notice to the other Party.
Section 7.    Deficiency Payments.
(a)    As soon as practicable following the end of each calendar month under this Agreement, Logistics shall deliver to Refining a written notice (the “Deficiency Notice”) detailing any failure of Refining to meet its obligations under Section 2(a), Section 2(c)(i), Section 2(c)(iii), Section 2(d)(i), Section 2(d)(iii), Section 2(e), Section 2(f), Section 2(h), Section 2(j), Section 2(k), Section 2(l) or Section 8(c) of this Agreement. The Deficiency Notice shall (i) specify in reasonable detail the nature of any deficiency and (ii) specify the approximate dollar amount that Logistics believes would have been paid by Refining to Logistics if Refining had complied with its obligations under Section 2(a), Section 2(c)(i), Section 2(c)(iii), Section 2(d)(i), Section 2(d)(iii), Section 2(e), Section 2(f), Section 2(h), Section 2(j), Section 2(k), Section 2(l) and Section 8(c) of this Agreement (the “Deficiency Payment”). Refining shall pay the Deficiency Payment to Logistics 10 days after its receipt of the Deficiency Notice.
(b)    If Refining disagrees with the Deficiency Notice, then, promptly following the payment of any undisputed portion of the Deficiency Payment to Logistics, a senior officer of Refining and a senior officer of Logistics shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, and shall negotiate in good faith to attempt to resolve any differences that they may have with respect to matters specified in the Deficiency Notice. If such differences are not resolved within 30 days following the payment of any Deficiency Payment, Refining and Logistics shall, within 45 days following the payment of such Deficiency Payment, submit any and all matters which remain in dispute and which were properly included in the Deficiency Notice to arbitration in accordance with Section 13. During the 60-day period following the receipt of the Deficiency Notice, Refining

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shall have the right, in accordance with Section 13(k), to inspect and audit the working papers of Logistics relating to such Deficiency Payment.
(c)    If it is determined by arbitration in accordance with Section 13 that Refining was required to make any or all of the disputed portion of the Deficiency Payment, Refining shall promptly pay to Logistics such amount, together with interest thereon from the date provided in the last sentence of Section 7(a) at the Prime Rate, in immediately available funds.
Section 8.    Capabilities of Assets.
(a)    Interruption of Service. Logistics shall use reasonable commercial efforts to minimize the interruption of service at the Terminal or the Tankage and shall use its commercially reasonable efforts to minimize the impact of any such interruption on Refining. Logistics shall inform Refining at least 60 days in advance (or promptly, in the case of an unplanned interruption) of any anticipated partial or complete interruption of service of the Terminal or the Tankage, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions Logistics is taking to resume full operations, provided that Logistics shall not have any liability for any failure to notify, or delay in notifying, Refining of any such matters except to the extent Refining has been materially damaged by such failure or delay.
(b)    Maintenance and Repair Standards. Subject to interruptions for Force Majeure events pursuant to Section 3 and for routine repair and maintenance consistent with industry standards, Logistics shall maintain (i) the Terminal with sufficient aggregate capacity to throughput a volume of Materials at least equal to the Minimum Throughput Capacity and (ii) the Tankage with a capacity sufficient to store a volume of Materials at least equal to the applicable Minimum Storage Capacity. Logistics’ obligations may be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure event or interruptions for routine repair and maintenance consistent with industry standards that prevent Logistics from providing the Minimum Throughput Capacity or storing the applicable Minimum Storage Capacity. To the extent Refining is prevented for 30 or more days in any Contract Year from throughputting volumes equal to the full Minimum Throughput Capacity or storing volumes equal to the applicable Minimum Storage Capacity for reasons of Force Majeure or other interruption of service affecting the facilities or assets of Logistics (including any reduction in available storage capacity pursuant to Section 2(r)), then (i) Refining’s Minimum Throughput Commitment shall be proportionately reduced to the extent of the difference between the Minimum Throughput Capacity and the amount that Logistics can effectively throughput at the Terminal (prorated for the portion of the Contract Quarter during which the Minimum Throughput Capacity was unavailable), regardless of whether actual throughput prior to the reduction was below the Minimum Throughput Commitment, and/or (ii) the Group A Storage Fee shall be reduced by the amount of $0.618 and/or the Group B Storage Fee shall be reduced by the amount of $0.50 (which amounts shall be adjusted in accordance with the adjustments to the Storage Fees provided for in Sections 2(d), (k) and (l) above, if applicable, and prorated for the portion of the applicable month during which such storage was unavailable) for each barrel less than the applicable Minimum Storage Capacity that Logistics is unable to store at the Tankage regardless of whether Refining actually used such storage capacity. At such time as Logistics is capable of throughputting volumes equal to the full Minimum Throughput Commitment or storing

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volumes equal to the applicable Minimum Storage Capacity, as applicable, Refining’s obligation to throughput the full Minimum Throughput Commitment and to pay the full Storage Fees shall be restored. If for any reason, including, without limitation, a Force Majeure event, the throughput of the Terminal or storage capacity of the Tankage should fall below the Minimum Throughput Capacity or the Minimum Storage Capacity, respectively, then with due diligence and dispatch, Logistics shall make repairs to the Terminal and/or the Tankage to restore the capacity of the Terminal to that required for throughput of the Minimum Throughput Commitment and/or Tankage to that required for storing of the applicable Minimum Storage Capacity (“Restoration”). Except as provided below in Section 8(c), all of such Restoration shall be at Logistics’ cost and expense, unless the damage creating the need for such repairs was caused by the negligence or willful misconduct of Refining, its employees, agents or customers.
(c)    Capacity Resolution. In the event of the failure of Logistics to maintain (i) the Terminal with sufficient capacity to throughput the Minimum Throughput Capacity or (ii) the Tankage with a capacity sufficient to store a volume of Materials at least equal to the applicable Minimum Storage Capacity, then either Party shall have the right to call a meeting between executives of both Parties by providing at least two Business Days’ advance written notice. Any such meeting shall be held at a mutually agreeable location and attended by executives of both Parties each having sufficient authority to commit his or her respective Party to a Capacity Resolution (hereinafter defined). At the meeting, the Parties will negotiate in good faith with the objective of reaching a joint resolution for the Restoration which will, among other things, specify steps to be taken by Logistics to fully accomplish the Restoration and the deadlines by which the Restoration must be completed (the “Capacity Resolution”). Without limiting the generality of the foregoing, the Capacity Resolution shall set forth an agreed upon time schedule for the Restoration activities. Such time schedule shall be reasonable under the circumstances, consistent with applicable industry standards and shall take into consideration Logistic’ economic considerations relating to costs of the repairs and Refining’s requirements concerning its refining and marketing operations. Logistics shall use commercially reasonable efforts to continue to provide throughput and storage of Refining’s Materials, to the extent the Terminal and Tankage have the capability of doing so, during the period before Restoration is completed. In the event that Refining’s economic considerations justify incurring additional costs to complete the Restoration in a more expedited manner than the time schedule determined in accordance with the preceding sentence, Refining may require Logistics to expedite the Restoration to the extent reasonably possible, subject to Refining’s payment, in advance, of the estimated incremental costs to be incurred as a result of the expedited time schedule. In the event the Parties agree to an expedited Restoration plan wherein Refining agrees to fund a portion of the Restoration cost, then neither Party shall have the right to terminate this Agreement pursuant to Section 3(b) above so long as such Restoration is completed with due diligence and dispatch, and Refining shall pay its portion of the Restoration Cost to Logistics in advance based on a good faith estimate based on reasonable engineering standards. Upon completion, Refining shall pay the difference between the actual portion of Restoration costs to be paid by Refining pursuant to this Section 8(c) and the estimated amount paid under the preceding sentence within 30 days after receipt of Logistics’ invoice therefor, or, if appropriate, Logistics shall pay Refining the excess of the estimate paid by Refining over Logistics’ actual costs as previously described within 30 days after completion of the Restoration.

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Section 9.    Suspension of Refinery Operations
(a)    Refining shall use reasonable commercial efforts to minimize the interruption of operations at the Refinery. Refining shall inform Logistics at least 60 days in advance (or promptly, in the case of an unplanned interruption) of any anticipated partial or complete interruption of operations of the Refinery, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions Refining is taking to resume full operations, provided that Refining shall not have any liability for any failure to notify, or delay in notifying, Logistics of any such matters except to the extent Logistics has been materially damaged by such failure or delay.
(b)    From and after the second anniversary of the Effective Date, in the event that Refining decides to permanently or indefinitely suspend refining operations at the Refinery for a period that shall continue for at least 12 consecutive months, Refining may provide written notice to Logistics of Refining’s intent to terminate this Agreement (the “Suspension Notice”). Such Suspension Notice shall be sent at any time (but not prior to the second anniversary of the Effective Date) after Refining has notified Logistics of such suspension and, upon the expiration of the period of 12 months (which may run concurrently with the 12-month period described in the immediately preceding sentence) following the date such notice is sent (the “Notice Period”), this Agreement shall terminate. If Refining notifies Logistics, more than two months prior to the expiration of the Notice Period, of its intent to resume operations at the Refinery, then the Suspension Notice shall be deemed revoked and this Agreement shall continue in full force and effect as if such Suspension Notice had never been delivered. Subject to Section 3(a) and Section 9(c), during the Notice Period, Refining shall remain liable for Deficiency Payments. During the Notice Period, Logistics may terminate this Agreement upon 60 days prior written notice to Refining in order to enter into an agreement to provide any third party the services provided to Refining under this Agreement; provided, however, that Logistics shall not have the right to terminate this Agreement for so long as Refining continues to make Deficiency Payments.
(c)    If refining operations at the Refinery are suspended for any reason (including refinery turnaround operations and other scheduled maintenance), then Refining shall remain liable for Deficiency Payments under this Agreement for the duration of the suspension, unless and until this Agreement is terminated as provided above. Refining shall provide at least 30 days’ prior written notice of any suspension of operations at the Refinery due to a planned turnaround or scheduled maintenance, provided that Refining shall not have any liability for any failure to notify, or delay in notifying, Logistics of any such suspension except to the extent Logistics has been materially damaged by such failure or delay.
(d)    In the event the operations of the Refinery are suspended under this Section 9 or as a result of a Force Majeure event, Logistics shall have the right to provide transportation and storage services to third parties on the terms and conditions set forth in Section 2(q).
Section 10.    Regulatory Matters
(a)    The Parties are entering into this Agreement in reliance upon and shall comply in all material respects with all Applicable Law which directly or indirectly affects the services provided

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hereunder. Each Party shall be responsible for compliance with all Applicable Law associated with such Party’s respective performance hereunder and the operation of such Party’s facilities. In the event any action or obligation imposed upon a Party under this Agreement shall at any time be in conflict with any requirement of Applicable Law, then this Agreement shall immediately be modified to conform the action or obligation so adversely affected to the requirements of the Applicable Law, and all other provisions of this Agreement shall remain effective.
(b)    If during the Term, any new Applicable Law becomes effective or any existing Applicable Law or its interpretation is materially changed, which change is not addressed by another provision of this Agreement and which has a material adverse economic impact upon a Party, either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement with respect to future performance. The Parties shall then meet to negotiate in good faith amendments to this Agreement that will conform to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.
(c)    If during the Term, Logistics is required, under Applicable Law, to file one or more tariffs with any Governmental Authority, in order to provide services under this Agreement, Refining hereby agrees that, if the services to be provided under such tariff or tariffs is provided in conformance with this Agreement, including but not limited to the rates provided hereunder, Refining will not oppose, or assist any other party in opposing, the filing of such tariff or tariffs.
Section 11.    Indemnification
(a)    Except as provided in Section 3.1 of the Omnibus Agreement, Logistics shall defend, indemnify and hold harmless Refining, its Affiliates, and their respective directors, officers, employees, representatives, agents, contractors, successors and permitted assigns (collectively, the “Refining Indemnitees”) from and against any Liabilities directly or indirectly arising out of (i) any breach by Logistics of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of Logistics made herein or in connection herewith proving to be false or misleading, (ii)  any failure by Logistics, its Affiliates or any of their respective employees, representatives, agents or contractors to comply with or observe any Applicable Law, or (iii) injury, disease, or death of any Person or damage to or loss of any property, fine or penalty, any of which is caused by Logistics, its Affiliates or any of their respective employees, representatives, agents or contractors in the exercise of any of the rights granted hereunder or the handling, storage, transportation or disposal of any Materials hereunder, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the gross negligence or willful misconduct on the part of the Refining Indemnitees, their Affiliates or any of their respective employees, representatives, agents or contractors. Notwithstanding the foregoing, Logistics’ liability to the Refining Indemnitees pursuant to this Section 11(a) shall be net of any insurance proceeds actually received by the Refining Indemnitees or any of their respective Affiliates from any third Person with respect to or on account of the damage or injury which is the subject of the indemnification claim. Refining agrees that it shall, and shall cause the other Refining Indemnitees to, (i) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the Refining Indemnitees are entitled with respect to or on account of any such damage or injury,

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(ii) notify Logistics of all potential claims against any third Person for any such insurance proceeds, and (iii) keep Logistics fully informed of the efforts of the Refining Indemnitees in pursuing collection of such insurance proceeds.
(b)    Except as provided in Section 3.1 of the Omnibus Agreement, Refining shall defend, indemnify and hold harmless Logistics, its Affiliates, and their respective directors, officers, employees, representatives, agents, contractors, successors and permitted assigns (collectively, the “Logistics Indemnitees”) from and against any Liabilities directly or indirectly arising out of (i) any breach by Refining of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of Refining made herein or in connection herewith proving to be false or misleading, (ii) any failure by Refining, its Affiliates or any of their respective employees, representatives, agents or contractors to comply with or observe any Applicable Law, or (iii) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by Refining, its Affiliates or any of their respective employees, representatives, agents or contractors in the exercise of any of the rights granted hereunder or the handling, storage, transportation or disposal of any Materials hereunder, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the gross negligence or willful misconduct on the part of the Logistics Indemnitees, their Affiliates or any of their respective employees, representatives, agents or contractors. Notwithstanding the foregoing, Refining’s liability to the Logistics Indemnitees pursuant to this Section 11(b) shall be net of any insurance proceeds actually received by the Logistics Indemnitees or any of their respective Affiliates from any third Person with respect to or on account of the damage or injury which is the subject of the indemnification claim. Logistics agrees that it shall, and shall cause the other Logistics Indemnitees to, (i) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the Logistics Indemnitees are entitled with respect to or on account of any such damage or injury, (ii) notify Refining of all potential claims against any third Person for any such insurance proceeds, and (iii) keep Refining fully informed of the efforts of the Logistics Indemnitees in pursuing collection of such insurance proceeds.
(c)    THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE INDEMNIFIED PARTIES (EXCLUDING, IN THE CASE OF SECTION 11(a)(iii) AND SECTION 11(b)(iii), GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).
(d)    The Transaction Agreements contain additional indemnity provisions. The indemnities contained in this Section 11 are in addition to and not in lieu of the indemnity provisions contained in the Transaction Agreements. Any indemnification obligation of Refining to the Logistics Indemnitees on the one hand, or Logistics to the Refining Indemnitees on the other hand, pursuant to this Section 11 shall be reduced by an amount equal to any indemnification recovery by such Indemnitees pursuant to the other Transaction Agreements to the extent that such other

HOU02:1274125    - 24 -

indemnification recovery arises out of the same event or circumstance giving rise to the indemnification obligation of Refining or Logistics, respectively, hereunder.
Section 12.    Limitation on Liability
Notwithstanding anything to the contrary contained herein, neither Party shall be liable or responsible to the other Party or such other Party’s affiliated Persons for any consequential, punitive, special, incidental or exemplary damages, or for loss of profits or revenues (collectively referred to as “Special Damages”) incurred by such Party or its affiliated Persons that arise out of or relate to this Agreement, regardless of whether any such claim arises under or results from contract, tort, or strict liability; provided that the foregoing limitation is not intended and shall not affect Special Damages imposed in favor of unaffiliated Persons that are not Parties to this Agreement.
Section 13.    Miscellaneous.
(a)    Modification; Waiver. This Agreement may be terminated, amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.
(b)    Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.
(c)    Successors and Assigns.
(i)    Refining shall not assign its rights or obligations hereunder without Logistics’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (1) Refining may assign this Agreement without Logistics’ consent in connection with a sale by Refining of all or substantially all of the Refinery, including by merger, equity sale, asset sale or otherwise, so long as the transferee: (A) agrees to assume all of Refining’s obligations under this Agreement and (B) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by Refining in its reasonable judgment; and (2) Refining shall be permitted to make a collateral assignment of this Agreement solely to secure financing for Delek US and its Affiliates.
(ii)    Logistics shall not assign its rights or obligations under this Agreement without the prior written consent of Refining, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (1) Logistics may assign this Agreement without such consent in connection with a sale by Logistics of all or substantially

HOU02:1274125    - 25 -

all of the Terminal and Tankage, including by merger, equity sale, asset sale or otherwise, so long as the transferee: (A) agrees to assume all of Logistics’ obligations under this Agreement; (B) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by Logistics in its reasonable judgment; and (C) is not a competitor of Refining, as determined by Refining in good faith; and (2) Logistics shall be permitted to make a collateral assignment of this Agreement solely to secure financing for the Partnership and its Affiliates.
(iii)    Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required.
(iv)    This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
(v)    The Parties’ obligations hereunder shall not terminate in connection with a Partnership Change of Control; provided, however, that in the case of a Partnership Change of Control, Refining shall have the option to extend the Term of this Agreement as provided in Section 4, without regard to the notice periods provided in the fourth sentence of Section 4(a). Logistics shall provide Refining with notice of any Partnership Change of Control at least 60 days prior to the effective date thereof.
(d)    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.
(e)    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
(f)    No Third Party Beneficiaries. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.
(g)    Choice of Law. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.
(h)    Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such

HOU02:1274125    - 26 -

additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
(i)    Arbitration Provision. Any and all Disputes shall be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 13(i) and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 13(i) will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by а Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant elects to refer the Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within 30 days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select а third arbitrator within 30 days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by or for it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (i) be neutral parties who have never been officers, directors or employees of Refining, Logistics or any of their Affiliates and (ii) have not less than seven years of experience in the energy industry. The hearing will be conducted in Houston, Texas and commence within 30 days after the selection of the third arbitrator. Refining, Logistics and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award Special Damages.
(j)    Confidentiality.
(i)    Obligations. Each Party shall use commercially reasonable efforts to retain the other Party’s Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 13(j). Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.
(ii)    Required Disclosure. Notwithstanding Section 13(j)(i) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, including the rules and regulations of

HOU02:1274125    - 27 -

the Securities and Exchange Commission, or is required to disclose pursuant to the rules and regulations of any national securities exchange upon which the receiving Party or its parent entity is listed, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.
(iii)    Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 13(j), and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.
(iv)    Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.
(v)    Survival. The obligation of confidentiality under this Section 13(j) shall survive the termination of this Agreement for a period of two years.
(k)    Audit and Inspection. During the Term, Refining and its duly authorized agents and/or representatives, upon reasonable notice and during normal working hours, shall have access to the accounting records and other documents maintained by Logistics, or any of Logistics’ contractors

HOU02:1274125    - 28 -

and agents, which relate to this Agreement, and shall have the right to audit such records at any reasonable time or times during the Term of this Agreement and for a period of up to two years after termination of this Agreement. Claims as to shortage in quantity or defects in quality shall be made by written notice within 30 days after the delivery in question or shall be deemed to have been waived. The right to inspect or audit such records shall survive termination of this Agreement for a period of two years following the end of the Term. Logistics shall preserve, and shall cause all contractors or agents to preserve, all of the aforesaid documents for a period of at least two years from the end of the Term.
[Remainder of page intentionally left blank. Signature page follows.]

HOU02:1274125    - 29 -

IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement as of the date first written above.
DELEK REFINING, LTD.

Ву:	DELEK U.S. REFINING GP, LLC, its general partner

By: /s/ Kent B. Thomas
Name: Kent B. Thomas
Title: EVP/General Counsel

By: /s/ Danny Norris
Name: Danny Norris
Title: VP/Finance

DELEK MARKETING & SUPPLY, LP

Ву:	DELEK MARKETING GP, LLC, its general partner

By: /s/ Andrew L. Schwarcz
Name: Andrew L. Schwarcz
Title: EVP/General Counsel and Secretary

By: /s/ Assaf Ginzburg
Name: Assaf Ginzburg
Title: EVP/Chief Financial Officer

HOU02:1274125    [Signature Page to Throughput and Tankage Agreement (Tyler Terminal and Tankage)]

Exhibit A
Tankage
See attached.

HOU02:1274125    - A-1-

Group A Tankage
Tank #		Location	Assigned Service	Piped For	Size (BBL)	Usable capacity
01-T-	6	West Tank Farm	JP8	Diesel & Gasoline & Trim Components	10,000	8,024
01-T-	7	West Tank Farm	Jet A	Diesel & Gasoline & Trim Components	10,000	7,457
01-T-	8	West Tank Farm	Jet A	Diesel & Gasoline & Trim Components	10,000	7,449
01-T-	11	West Tank Farm	Carbon Black Oil	Carbon Black Oil	20,000	16,995
01-T-	12	West Tank Farm	Ultra Low Sulfur Diesel	Distillate	20,000	12,601
01-T-	13	West Tank Farm	Ultra Low Sulfur Diesel	Distillate	80,000	74,329
01-T-	16	West Tank Farm	Gas Oil/Topped Crude	Gas Oil/ Topped Crude	80,000	72,768
01-T-	17	West Tank Farm	Ultra Low Sulfur Diesel	Distillate	55,000	50,568
01-T-	19	West Tank Farm	Topped Crude/Gas Oil	Topped Crude/Gas Oil	55,000	50,822
01-T-	37	North Tank Farm	Av Gasoline Blending	Lt.Cat/Reformate,Lt Alkylate,Xfrs,AvGas	10,000	8,996
01-T-	39	West Tank Farm	Commercial Butane	Commercial Butane	1,500	1,446
01-T-	40	West Tank Farm	Commercial Butane	Commercial Butane	1,000	971
01-T-	41	West Tank Farm	Commercial Butane	Commercial Butane	750	682
01-T-	44	West Tank Farm	Propane	Propane	1,500	1,634
01-T-	46	North Tank Farm	Ethanol	Ethanol	5,000	4,461
01-T-	47	North Tank Farm	Ethanol	Ethanol	5,000	4,468
01-T-	50	West Tank Farm	Propane	Propane	750	682
01-T-	51	West Tank Farm	Propane	Propane	750	682
01-T-	52	West Tank Farm	Sub grade 84	Blended Gasoline,H.T Hvy St Run,Isom	20,000	18,072
01-T-	53	West Tank Farm	Hydrotreated HSR naphtha	Blended Gasoline,H.T Hvy St Run,Isom	20,000	17,857
01-T-	54	West Tank Farm	Hydrotreated HSR naphtha	H.T.Heavy St Run	20,000	17,131
01-T-	55	West Tank Farm	Hydrotreated HSR naphtha	H.T.Heavy St Run	20,000	17,966
01-T-	58	North Tank Farm	Aviation Gasoline	Lt.Cat/Reformate,Lt Alkylate,Xfrs	10,000	8,960
01-T-	59	North Tank Farm	L.Alkylate	Lt.Cat/Ref./Lt.Alky,Plat,Xfrs	10,000	7,753
01-T-	60	North Tank Farm	FCC Gasoline /Total Alkylate	Lt.Alkylate, Lt Cat/Reformate RD	20,000	18,268
01-T-	61	North Tank Farm	Platformate	Any Platformate RD	20,000	18,215
01-T-	62	North Tank Farm	FCC Gasoline /Total Alkylate	Lt.Cat/Reformate RD	56,000	48,184
01-T-	63	North Tank Farm	Platformate	Any Plat/Tot.Alkylate RD	56,000	48,849
01-T-	64	West Tank Farm	Coker Naphtha	Coker Naphtha	3,500	3,179
01-T-	65	West Tank Farm	Coker Naphtha	Coker Naphtha	3,500	3,179
01-T-	66	North Tank Farm	GHT Charge	GHT Charge	55,221	48,580
01-T-	67	West Tank Farm	DHT Charge	DHT Charge	10,000	9,711
01-T-	68	West Tank Farm	Aviation Gasoline	Aviation Gasoline	10,000	8,558
01-T-	69	West Tank Farm	VTB Heavy	VTB Heavy	10,000	9,642
01-T-	103	Alky Tank Farm	Isobutane	No Piping Changes	1,000	975

HOU02:1274125    - A-2 -

01-T-	104	Alky Tank Farm	Isobutane	No Piping Changes	1,000	975
01-T-	105	Alky Tank Farm	Isobutane	No Piping Changes	1,000	975
01-T-	106	Alky Tank Farm	Isobutane	No Piping Changes	1,000	997
01-T-	107	Alky Tank Farm	Isobutane	No Piping Changes	1,000	997
01-T-	115	Subgrade 84	Subgrade 84	Blended Gasoline, Trim Butane/Isom	24,000	21,420
01-T-	116	Subgrade 84	Subgrade 84	Blended Gasoline, Trim Butane/Isom	24,000	21,393
01-T-	118	Aviation Tank Farm	L Alkylate	L Alkylate	6,000	5,224
01-T-	122	Sales Tank Farm	Unlead 87	Blended Gasoline, Trim Butane/Isom	10,000	8,994
01-T-	123	Sales Tank Farm	B100	Blended Gasoline, Trim Butane/Isom	10,000	8,735
01-T-	124	Sales Tank Farm	Subgrade 91	Blended Gasoline, Trim Butane/Isom	10,000	8,977
01-T-	125	Sales Tank Farm	Subgrade 91	Blended Gasoline, Trim Butane/Isom	10,000	8,969
01-T-	126	West Tank Farm	Lt Cycle oil	Distillate, Lt.Cat/Reformate,Isom/Gas Oil	80,000	75,065
01-T-	127	West Tank Farm	Gas Oil	Gas Oil/ Topped Crude	80,000	76,872
01-T-	129	Alky Tank Farm	Olefins	No Piping Changes	1,500	1,500
01-T-	130	Alky Tank Farm	Olefins	No Piping Changes	1,500	1,500
01-T-	131	Alky Tank Farm	Olefins	No Piping Changes	1,500	1,500
01-T-	132	Alky Tank Farm	Olefins	No Piping Changes	1,500	1,500
01-T-	133	Alky Tank Farm	Olefins	No Piping Changes	1,500	1,500
01-T-	134	West Tank Farm	JP8	Kerosene Rundown	3,000	2,504
01-T-	135	West Tank Farm	JP8	Kerosene Rundown	3,000	2,520
01-T-	136	North Tank Farm	FCC Gasoline /Total Alkylate	Lt.Cat/Ref./Lt.Alky,Plat,Xfrs	20,000	18,136
01-T-	137	North Tank Farm	L Alkylate	Lt.Cat/Ref./Lt.Alky,Plat,Xfrs	20,000	18,032
01-T-	150	Pipeline Tank Farm	Ultra Low Sulfur Diesel	Distillate, Kerosene	35,000	33,366
01-T-	151	Pipeline Tank Farm	Platformate	Platformate	33,800	30,631
01-T-	152	Pipeline Tank Farm	Kerosene (JP8)	Kerosene	35,000	33,241
01-T-	153	Pipeline Tank Farm	Kerosene (JP8)	Gasoline , Kerosene	33,800	33,070
01-T-	155	Pipeline Tank Farm	Subgrade 84	Gasoline	65,000	58,735
01-T-	156	Pipeline Tank Farm	DHT Charge	Distillate, Gasoline,Kerosene	65,000	58,881
01-T-	160	Crude Tank Farm	Crude Oil	Crude Oil	80,000	74,357
01-T-	161	Crude Tank Farm	FBR Naphtha	Crude Oil/ FBR	80,000	74,135
01-T-	162	Crude Tank Farm	Crude Oil	Crude Oil	80,000	74,372
01-T-	163	Crude Tank Farm	Crude Naphtha (Full Boiling Range)	Crude Naphtha	80,000	74,272
01-T-	164	West Tank Farm	Light Straight Run	Light Straight Run	31,000	28,449
01-T-	165	Alky Tank Farm	Olefins	No Piping Changes	1,500	1,407
01-T-	166	Alky Tank Farm	Olefins	No Piping Changes	1,500	1,405
01-T-	167	Alky Tank Farm	Commercial Butane	No Piping Changes	4,000	4,022
01-T-	169	West Tank Farm	LSR or Isomate RD	Isomate RD	22,000	21,465

HOU02:1274125    - A-3 -

01-T-	170	Alky Tank Farm	Isobutane	No Piping Changes	1,500	1,616
01-T-	171	Alky Tank Farm	Isobutane	No Piping Changes	1,500	1,616
01-T-	180	Alky Tank Farm	Propane	No Piping Changes	2,200	2,268
01-T-	181	Alky Tank Farm	Propane	No Piping Changes	2,200	2,267
01-T-	182	Alky Tank Farm	PP mix	No Piping Changes	1,500	1,602
01-T-	183	Alky Tank Farm	PP mix	No Piping Changes	1,500	1,602
01-T-	101A	Alky Tank Farm	Off Spec Propane	No Piping Changes	1,000	969

Group B Tankage
Tank #		Location	Assigned Service	Piped For	Size (BBL)	Usable capacity
01-T-	1	West Tank Farm	Waste Water Holding	Waste Water Holding	5,000	4,075
01-T-	3	West Tank Farm	Recovered oil	Recovered oil	5,000	3,200
01-T-	4	West Tank Farm	Recovered oil	Recovered oil	5,000	3,186
01-T-	5	West Tank Farm	Waste Water Holding	Materials Unloaded From Trucks	10,000	8,027
01-T-	14	West Tank Farm	Waste Water Holding	Waste Water Holding	80,000	80,000
01-T-	21	West Tank Farm	Oily Water	Water From Recovery Wells	2,500	2,591
01-T-	26	West Tank Farm	Oily Water	Water From Recovery Wells	2,500	2,591
01-T-	56	West Tank Farm	Waste Water Holding	Inactive	1,500	1,300
01-T-	119	Sulfuric Acid Area	Fresh Sulfuric Acid	Fresh/Spent Sulfuric Acid	500	467
01-T-	120	Sulfuric Acid Area	Fresh Sulfuric Acid	Fresh/Spent Sulfuric Acid	500	467
01-T-	168	West Tank Farm	Sour Water Holding Tank	Sour Water	2,500
01-T-	173A	Sulfuric Acid Area	Spent Acid	Spent Acid	500	504

HOU02:1274125    - A-4 -

Exhibit B
Ancillary Services Fees
Ancillary Services and Ancillary Services Fees as agreed upon by the Parties from time to time.

HOU02:1274125